Subsidiaries of the Registrant

Tracor, Inc.
     GDE Systems, Inc.
          Aerial Data Reduction Associates, Inc.
          GDE-Helava, Inc.
          GDE Systems Imaging, Inc.
          GDESI, Inc.
     Rokar International, Ltd.
     Tracor Aerospace, Inc.
          Tracor Aerospace Electronic Systems, Inc.
     Tracor Australia PTY Limited
     Tracor Flight Systems, Inc.
     Tracor FSC, Inc.
     Tracor Holdings, Inc.
     Tracor Information Systems Company
          Tracor Enterprise Solutions, Inc.
     Tracor Marine, Inc.
     Tracor Services Corporation
          Tracor Technical Services, Inc.
     Tracor Systems Technologies, Inc.
          Quality Systems, Inc.
          Vitro Systems International Corporation
                    Vitro Sciences International, Inc.
     Westmark Services Company, Inc.